As filed with the Securities and Exchange Commission on December 17, 2007

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EUROSEAS LTD.
(Exact Name of Registrant as Specified in its Charter)

Republic of the Marshall Islands (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification No.)

Aethrion Center
40 Ag. Konstantinou Street
151 24 Maroussi Greece
(Address of Principal Executive Offices)

EUROSEAS LTD.
2007 EQUITY INCENTIVE PLAN
 (Full Title of the Plan)

Seward & Kissel LLP
Attention:  Lawrence Rutkowski, Esq.
One Battery Park Plaza
New York, New York 10004
(Name and Address of Agent for Service)

(212) 574-1200
(Telephone Number, Including Area Code, of Agent of Service)

Copies to:

Lawrence Rutkowski, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10282
(212) 574-1200

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)

Common Stock	600,000	$12.66	$7,596,000	$233.20

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered hereby is subject to adjustment to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of shares of our outstanding common stock.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of a share of the Registrant’s Common Stock on December 14, 2007, as reported on the NASDAQ Global Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Euroseas Ltd., a Marshall Islands corporation (the “Company”), relating to 600,000 shares of its common stock, par value $0.03 per share, that may be issued under the Euroseas Equity Incentive Plan dated October 25, 2007 (the “Equity Incentive Plan”).

Under cover of this Registration Statement on Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form F-3.  Our reoffer prospectus has been prepared pursuant to Instruction C of Form S-8 and in accordance with Part I of Form F-3, and may be used for reofferings and resales on a continuous basis in the future of up to an aggregate of 600,000 shares of common stock of the Company that may be issued to key persons (“Key Persons”) under the Equity Incentive Plan.  Of these shares, we have agreed to issue 135,000 shares to certain Key Persons under the Equity Incentive Plan.  The reoffer prospectus has been included in this registration statement on Form S-8 so that upon issuance 80,000 of these shares to certain officers and directors of the Company, all Key Persons may resell their respective shares of common stock.  Accordingly, we have included in the reoffer prospectus the names of these Key Persons to whom we have agreed to issue shares of common stock and we have described the nature and the number of securities to be reoffered by each of them.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given by the Company to the Key Persons, the grantees under the Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act.  The Part I Information is not filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act.  Requests for the above-mentioned information should be directed to the Company’s Chief Executive Officer, Aristides Pittas, at the address and telephone number on the cover of this Registration Statement.

CONTROL SECURITIES REOFFER PROSPECTUS

This Registration Statement includes a reoffer prospectus prepared in accordance with the applicable requirements of Part 1 of Form F-3 (pursuant to Instruction C of the General Instructions to Form S-8) which is included below.  The reoffer prospectus relates to reoffers and resales of control securities that may be acquired under the Equity Incentive Plan.

REOFFER PROSPECTUS

80,000 SHARES OF COMMON STOCK

EUROSEAS LTD.

This prospectus relates to the offer and sale by the selling shareholders identified in this prospectus, and any of their respective pledgees, donees, transferees or other successors in interest, of up to an aggregate of 80,000 shares of common stock of the Company.  We will not receive any of the proceeds from the sale of shares by the selling shareholders.  The Company will pay all expenses in connection with the sale of the shares through this prospectus.

The shares of common stock will be issued pursuant to awards granted under our 2007 Equity Incentive Plan (the “Equity Incentive Plan”).  The selling shareholders will acquire 80,000 shares pursuant to the Equity Incentive Plan.  The shares of common stock covered by this prospectus may be sold at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

       Our common stock is listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “ESEA.”  On December 14, 2007, the closing sale price of our common stock on NASDAQ was $12.66 per share.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Our principal executive offices are located at Aethrion Center, 40 Ag., Konstantinou Street, 151 24, Maroussi, Greece. Our telephone number at that address is 011 30 211 1804005.

An investment in these securities involves risks.  See the section entitled “Risk Factors” beginning on page 7.

NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 17, 2007

        TABLE OF CONTENTS

                  Page

PROSPECTUS SUMMARY	3
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	5
USE OF PROCEEDS	6
CAPITALIZATION	6
ENFORCEMENT OF CIVIL LIABILITIES	7
DESCRIPTION OF CAPITAL STOCK	7
EXPENSES	8
LEGAL MATTERS	10
EXPERTS	10
WHERE YOU CAN FIND ADDITIONAL INFORMATION	10
10

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with United States generally accepted accounting principles.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission.  For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements.  The Private Securities Litigation Reform Act of 1995 provides safe harbour protections for forward-looking statements in order to encourage companies to provide prospective information about their business.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

Please note in this offering memorandum, “we”, “us”, “our” and “the Company” all refer to Euroseas Ltd. and its consolidated subsidiaries.

The Company desires to take advantage of the safe harbour provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbour legislation.  This document and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe”, “anticipate”, “intends”, “estimate”, “forecast”, “project”, “plan”, “potential”, “will”, “may”, “should”, “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from independent third parties.  Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter hire rates and vessel values, changes in the Company's operating expenses, including bunker prices, dry-docking and insurance costs, changes in governmental rules and regulations, changes in income tax legislation or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by the Company with the Commission and NASDAQ.

We refer you to the section entitled “Risk Factors”, beginning on page 7, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties.  These factors and the other risk factors described in this offering memorandum are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements.  Other unknown or unpredictable factors also could harm our results.  Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us.  Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus.  As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Euroseas Ltd. and all of its subsidiaries, and “Euroseas Ltd.” refers only to Euroseas Ltd. and not to its subsidiaries.

We use the term “deadweight tons,” or dwt, in describing the capacity of our drybulk carriers. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term “twenty foot equivalent unit,” or teu, the international standard measure of containers, in describing the capacity of our container ships.  Drybulk carriers are categorized as Capesize, Panamax, Handymax and Handysize. The carrying capacity of a Capesize drybulk carrier is 80,000 dwt and above. The carrying capacity of a Panamax drybulk carrier ranges from 60,000 to 79,999 dwt. The carrying capacity of a Handymax drybulk carrier ranges from 40,000 to 59,999 dwt and that of a Handysize drybulk carrier ranges from 10,000 to 39,999 dwt. Container ships are categorized as Deep Sea, Intermediate, Handysize and Feeder. The carrying capacity of a Deep Sea container ship is 3,000 teu and above. The carrying capacity of an Intermediate container ship ranges from 2,000 to 2,999 teu. The carrying capacity of a Handysize container ship ranges from 1,300 to 1,999 teu and that of a Feeder container ship is less than 1,300 teu. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars and all share numbers and per share data give effect to a 1-for-3 reverse stock split effected on October 6, 2006.

Our Company

We are a Marshall Islands company incorporated in May 2005. We are a provider of worldwide ocean-going transportation services. We own and operate drybulk carriers that transport major bulks such as iron ore, coal and grains, and minor bulks such as bauxite, phosphate and fertilizers. We also own and operate container ships and multipurpose vessels that transport dry and refrigerated containerized cargoes, principally manufactured products and perishables.

Since January 1, 2007, we have acquired seven vessels for approximately $148 million. During this period, we have increased our drybulk carrier capacity 34% to 277,316 dwt and our container ship capacity 126% to 16,271 teu, including our multipurpose vessel, which can carry 950 teu or 22,568 dwt. Following the delivery of m/v Ioanna P, our fleet consists of a total of 15 vessels consisting of five drybulk carriers, comprised of three Panamax drybulk carriers and two Handysize drybulk carriers, nine container ships and one multipurpose vessel with an average age of approximately 17.5 years. Given current market conditions, we believe that middle-age vessels offer the most compelling value proposition, particularly in light of the expertise of our affiliated management company in evaluating, operating and maintaining middle-age vessels.

We intend to strategically employ our fleet with time and spot charters. We actively pursue time charters to obtain adequate cash flow to cover our fleet’s fixed costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and dry-docking costs for the upcoming 12-month period. We look to employ the remainder of our fleet through time charters, spot charters, shipping pools or contracts of affreightment, depending on our view of the direction of the markets and other tactical or strategic considerations. Eleven of the 15 vessels in our fleet are currently employed under time charters, one vessel participates in a shipping pool, which provide us with both stable cash flow and high utilization rates that help us generate steady earnings and enhance our ability to pay dividends to our shareholders and two vessels are currently undergoing scheduled dry-docking. The staggered maturities of our time charters enable us to constantly reevaluate the market and adjust the balance of our charter book accordingly. We believe this employment strategy provides us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates.

Our Fleet

The profile of our fleet is as follows::

Name	Type	Dwt	TEU	Year Built	Employment	TCE Rate ($/day)

Dry Bulk Vessels

IRINI (1)	Panamax	69,734	__	1988	Baumarine Pool – until end 2008	$17,000 to $20,000

ARISTIDES N.P.	Panamax	69,268	__	1993	Time Charter until Jan-08	$29,000

IOANNA P. (ex TRUST JAKARTA)	Panamax	64,873	__	1984	Time Charter until Aug-08	$35,500

NIKOLAOS P.	Handysize	34,750	__	1984	Spot	$44,750 until Jan-08

GREGOS	Handysize	38,691	__	1984	Spot	$57,000 until Dec-07

Drybulk Total		277,316

Multipurpose Vessels

TASMAN TRADER	Multipurpose	22,568	950	1990	Time Charter until Mar-12	$8,850 until Dec-08, $9,500 until Dec-10, $9,000 until Mar-12

Container Carriers

TIGER BRIDGE	Intermediate	31,627	2,228	1990	Time Charter until Jul-09	$16,500

ARTEMIS	Intermediate	29,693	2,098	1987	Time Charter until Dec-08	$19,000

DESPINA P	Handysize	33,667	1,932	1990	Undergoing scheduled dry-docking(2)	__

JONATHAN P	Handysize	33,667	1,932	1990	Time Charter until Dec-07	$15,000

CLAN GLADIATOR	Handysize	30,007	1,742	1992	Time Charter until Apr-08	$19,000

YM XINGANG I	Handysize	23,596	1,599	1993	Time Charter until Jul-09	$26,650

MANOLIS P	Handysize	20,346	1,452	1995	Time Charter until Mar-08	$13,450

NINOS	Feeder	18,253	1,169	1990	Time Charter until Apr-08	$12,800

KUO HSIUNG	Feeder	18,154	1,169	1993	Time Charter until Feb-09	$12,000 until Dec-07 $15,800 until Feb-09

Container Total		239,010	15,321

Fleet Grand Total	15	538,894	16,271

(1)
 IRINI is employed in the Baumarine pool that is managed by Klaveness, a major global charterer in the dry bulk area, and also participates in two “short” funds (contracts to carry cargo at agreed rates), minimizing its exposure to the spot market (covered at 77% for 2007 and 42% for 2008, approximately). The rate mentioned above corresponds only to the fixed portion of the vessel’s employment. The remaining portion earns the spot market rate.

(2)	Despina P is currently undergoing scheduled dry-docking. The vessel will be re-chartered after its dry-docking is complete.

Management of our Fleet

      The operations of our vessels are managed by Eurobulk Ltd., or Eurobulk, an affiliated company founded in 1994 by members of the Pittas family, under a master management agreement with us and separate management agreements with each ship-owning company. Under our master management agreement, Eurobulk is responsible for providing us with executive services and commercial management services, which include obtaining employment for our vessels and managing our relationships with charterers. Eurobulk also performs technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising dry-docking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support and shoreside personnel who carry out the management functions described above and certain accounting services.

        Dividend Policy

Our policy is to declare regular quarterly dividends to shareholders from our net profits each February, May, August and November in amounts the Board of Directors may from time to time determine are appropriate. Our Board has adopted a minimum target quarterly dividend of $0.24 per common share, but we expect to pay quarterly dividends of at least the level of our last dividend of $0.29 per share for the fourth quarter of 2007 and all of 2008. Our policy is to use the remaining cash available for distribution to repay debt, finance future vessel acquisitions and fund working capital.

On October 16, 2007 we declared a dividend on our common stock in the amount of $0.29 per share for the results of operations for the three-month period ended September 30, 2007, which was paid on November 28, 2007 to the shareholders of record as of November 5, 2007.  We expect to declare our next dividend in January 2008.

The exact timing and amount of dividend payments will be determined by our Board of Directors and will be dependent upon our earnings, financial condition, cash requirement and availability, restrictions in its loan agreements, growth strategy, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors, such as the acquisition of additional vessels. However, we do not believe that the acquisition of vessels to our fleet will impact our dividend policy of paying quarterly dividends to our shareholders out of our net profits. We believe that the addition of vessels to our fleet in the future should enable us to pay a higher dividend per share than we would otherwise be able to pay without additional vessels since such additional vessels should increase our earnings. However, we cannot give any current estimate of what dividends may be in the future since any such dividend amounts will depend upon the amount of revenues those vessels are able to generate and the costs incurred in operating such vessels.

In addition, Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares), but if there is no surplus, dividends may be declared out of the net profits (basically, the excess of our revenue over our expenses) for the fiscal year in which the dividend is declared or the preceding fiscal year. Marshall Islands law also prohibits the payment of dividends while a company is insolvent or if it would be rendered insolvent upon the payment of a dividend.

Dividends may be declared in conformity with applicable law by, and at the discretion of, our Board of Directors at any regular or special meeting. Dividends may be declared and paid in cash, stock or other property of the Company. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our Board of Directors.

RISK FACTORS

We have identified a number of risk factors which you should consider before buying shares of our common stock.  These risk factors are incorporated by reference into this registration statement from the Company’s Annual Report on Form 20-F filed on April 30, 2007.  Please see “Incorporation of Certain Documents by Reference.”  In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the shares of common stock offered by this prospectus.  The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

The trading market for shares of our common stock is the NASDAQ Global Market, on which our shares trade under the symbol “ESEA.” The following table sets forth the high and low closing prices for shares of our common stock since our listing originally in the OTCBB (under symbols ESEAF.OB and EUSEF.OB) and since January 31, 2007 on the NASDAQ Global Market, and quarterly dividends paid per share of common stock. The prices below have been adjusted for the reverse 1-for-3 common stock split that was effected on October 6, 2006.

Period	Low	High	Dividends Paid

2006	$6.00	$18.93	—
2 nd quarter 2006	9.00	18.93	$0.18
3 rd quarter 2006	8.55	9.30	0.18
4 th quarter 2006	6.00	9.00	0.21
2007	$7.00	$20.79	—
1 st quarter 2007	7.00	10.00	$0.22
2 nd quarter 2007	10.35	15.75	0.24
3 rd quarter 2007	11.80	16.91	0.25
April 2007	$10.35	$11.50	—
May 2007	10.83	13.35	—
June 2007	13.37	15.75	—
July 2007	13.97	16.91	—
August 2007	11.80	15.29	—
September 2007	13.15	14.96	—
October 2007	14.96	20.79	—
November 2007	13.30	18.89	$0.29
December 2007*	$12.56	$14.63	—

* Through December 14, 2007.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the securities covered by this prospectus.

CAPITALIZATION

The following table sets forth our consolidated capitalization at September 30, 2007:

•	on an actual basis;
•
on an as adjusted basis to give effect to (i) the net proceeds of $93,426,188 from our follow-on offering of common stock in November 2007 on the sale of 5,825,000 shares, (ii) a cash dividend of $7,040,717 declared on October 16, 2007, (iii) common stock issued upon the exercise of 125,634 warrants, (iv) the drawdown of a new loan of $15,000,000 to partly finance the acquisition of the m/v Ioanna P and loan repayments of $2,755,000; and

•	on an as further adjusted basis giving effect to the 135,000 shares to be issued under our 2007 Equity Incentive Plan.

	As of September 30, 2007

	Actual	As Adjusted (1)	As Further Adjusted

	(all amounts in U.S. dollars, except share data)
Debt:
Current portion of long term debt	$18,480,000	$21,275,000	$21,275,000
Total long term debt, net of current portion	52,880,000	62,330,000	62,330,000

Total debt	$71,360,000	$83,605,000	$83,605,000

Shareholders’ equity:
Common stock, $0.03 par value; 100,000,000 shares authorized on an actual and as adjusted basis; 24,242,979 shares issued and outstanding on an actual basis; 30,193,613 issued and outstanding on an as adjusted basis; 30,328,613 shares issued and outstanding on an as further adjusted basis	$727,290	$905,809	$909,859
Preferred stock, $0.01 par value; 20,000,000 shares authorized on an actual and as adjusted basis and as further adjusted basis; 0 shares issued and outstanding	—	—	—
Additional paid-in capital	135,592,427	230,196,943	230,196,943
Retained earnings as of September 30, 2007	31,456,955	31,456,955	31,456,955
Dividends declared on October 16, 2007	—	(7,040,717)	(7,040,717))

Total shareholders’ equity	$167,776,672	$255,518,990	$255,518,990
Total capitalization	$239,136,672	$339,123,990	$339,123,990

(1)	There have been no significant changes to our capitalization since September 30, 2007, as so adjusted.

As of September 30, 2007, we had $43.2 million in cash and cash equivalents and, on an “as adjusted” and on an “as further adjusted” basis, cash and cash equivalents are $92.9 million taking into account payment for the Company’s vessels m/v Tiger Bridge and m/v Ioanna P.

DILUTION

Because the selling shareholders who offer and sell shares of common stock covered by this prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this prospectus information about the dilution (if any) to the public arising from these sales.

SELLING SHAREHOLDERS

The selling shareholders are offering up to 80,000 shares of our common stock which will be acquired under the Equity Incentive Plan.

Set forth below is information regarding the name and number of shares of common stock owned and offered by the selling shareholders.

Name of Selling Shareholder and Position with the Company(1)	Common Stock Owned Prior to the Offering	Percentage of Class Prior to the Offering	Total Shares of Common Stock Offered Hereby
Aristides J. Pittas, Chairman, CEO & President(2)	*	*	30,000
Anastasios Aslidis, CFO & Treasurer	*	*	20,000
Aristides P. Pittas, Vice Chairman of the Board(3)	*	*	10,000
Panayiotis Kyriakopoulos, Member of the Board(4)	*	*	5,000
George Skarvelis, Member of the Board(5)	*	*	5,000
Gerald Turner, Member of the Board(6)	*	*	5,000
George Taniskidis, Member of the Board(7)	*	*	5,000

* Indicates less than 1.0%.

(1)
Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her.

(2)
Does not include 1,190,167 shares of common stock held of record by Friends, by virtue of Mr. Pittas’ ownership interest in Friends. Also does not include 40,000 shares of common stock held of record by Eurobulk Marine Holdings, Inc. (“Eurobulk Marine”) and 10,000 shares of common stock issued upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Pittas’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest.

(3)
Does not include 813,281 shares of common stock held of record by Friends, by virtue of Mr. Pittas’ ownership interest in Friends. Also does not include 27,333 shares of common stock held of record by Eurobulk Marine and 6,833 shares of common stock issued upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Pittas’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest.

(4)
Does not include 59,508 shares of common stock held of record by Friends, by virtue of Mr. Kyriakopoulos’ ownership in Friends. Also does not include 2,000 shares of common stock held of record by Eurobulk Marine and 500 shares of common stock issued upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Kyriakopoulos’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Kyriakopoulos disclaims beneficial ownership except to the extent of his pecuniary interest.

(5)
Does not include 525,657 shares of common stock held of record by Friends, by virtue of Mr. Skarvelis’ ownership interest in Friends. Also does not include 17,667 shares of common stock held of record by Eurobulk Marine and 4,417 shares of common stock issued upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Skarvelis’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Skarvelis disclaims beneficial ownership except to the extent of his pecuniary interest.

(6)
Does not include 140,836 shares of common stock held of record by Friends, by virtue of Mr. Turner’s ownership interest in Friends. Also does not include 4,733 shares of common stock held of record by Eurobulk Marine and 1,183 shares of common stock issued upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Turner’s ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Turner disclaims beneficial ownership except to the extent of his pecuniary interest.

(7)
Does not include 9,918 shares of common stock held of record by Friends, by virtue of Mr. Taniskidis’ ownership in Friends. Also does not include 333 shares of common stock held of record by Eurobulk Marine and 83 shares of common stock issued upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Taniskidis’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Taniskidis disclaims beneficial ownership except to the extent of his pecuniary interest.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling shareholders, if they desire, to offer for sale and sell the shares of common stock they will acquire pursuant to the Equity Incentive Plan at such times as the selling shareholders choose.  The decision to sell any common stock is within the discretion of the holder thereof, subject generally to the Company's policies affecting the timing and manner of sale of common stock by certain individuals.

The selling shareholders may sell the common stock only for their own account.  The selling shareholders, their respective donees or other transferees and successors in interest permitted to use Form S-8 under General Instruction A of Form S-8, may sell or transfer common stock for value only in one or more transactions on or through NASDAQ (or any successor stock exchange) at market prices prevailing at the time of sale or at prices related to those market prices.

The selling shareholders and any broker-dealers that act in connection with the sale of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the common stock sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.  The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.  As of the date of this prospectus, the selling shareholders do not have any agreement, arrangement or understanding with any broker or dealer to sell any of the common stock.

Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include deemed delivery by brokers or dealers pursuant to Rule 153 under the Securities Act in connection with sales effected between brokers or dealers on or through NASDAQ.

The selling shareholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule or they may sell their shares in negotiated transactions.

The Company will pay all fees and expenses incident to the registration of the stock, but the Company will not receive any proceeds from the sale of the common stock.

ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands company and our executive offices are located outside of the United States of America in Maroussi, Greece. Some of our directors and officers named herein reside outside the United States of America. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside of the United States of America. As a result, you may have difficulty serving legal process within the United States of America upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States of America, judgments you may obtain in United States of America courts against us or these persons in any action, including actions based upon the civil liability provisions of United States of America federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States of America federal or state securities laws.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our articles of incorporation, as amended, and bylaws. We refer you to our articles of incorporation, as amended, and bylaws, copies of which have been filed as exhibits to our registration statement filed in connection with our initial public offering and incorporated by reference herein.

Purpose

Our purpose, as stated in our articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA.

Authorized Capitalization

Under our articles of incorporation, as of December 17, 2007, our authorized capital stock consists of 100,000,000 shares of common stock, par value $.03 per share, of which 30,193,613 shares were issued and outstanding, and 20,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding. All of our shares of stock are in registered form.

Common Stock

As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares of common stock, par value $.03 per share, of which 30,193,613 shares are currently issued and outstanding. Of these shares, 2,342,331 shares were issued in a private placement on August 25, 2005 (the “Private Placement”), 272,868 shares were issued in connection with the merger of one of our subsidiaries with Cove Apparel, Inc., 5,750,000 shares were issued in our follow on offering which was completed on February 5, 2007, 5,750,000 shares were issued in our follow on offering which was completed on July 5, 2007 and 5,825,000 shares were issued in our follow on offering which was completed on November 9, 2007. In addition, we have 337,126 shares of common stock reserved for issuance upon the exercise of outstanding warrants that were issued in our Private Placement and that remain outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the shareholders. Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued shares of our common stock when issued will be fully paid for and non-assessable.

Preferred Stock

As of the date of this prospectus, we are authorized to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are currently issued and outstanding. The preferred stock may be issued in one or more series and our Board of Directors, without further approval from our shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

Warrants

On August 25, 2005, we issued warrants to a number of institutional and accredited investors to purchase 585,589 shares of common stock as part of a Private Placement in which we raised approximately $21 million in gross proceeds. The warrants have a five year term and an initial exercise price of $10.80 per share. The warrants provide for adjustment to the exercise price and the number of shares issuable upon exercise of the warrants in certain situations, including if we (a) pay a stock dividend or otherwise make a distribution or distributions on shares of our common stock or any other equity or equity equivalent securities payable in shares of common stock, (b) subdivide outstanding shares of common stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares, or (d) issue by reclassification of shares of the common stock any shares of our capital stock. The warrants (i) are exercisable apart from the shares of common stock sold in the Private Placement (they are legally detachable), and (ii) may be exercised through a cashless exercise mechanism after one year from the issuance date under certain circumstances. As of the date of this prospectus, we have 337,126 shares of common stock reserved for issuance upon the exercise of warrants that remain outstanding.

Directors

Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Cumulative voting may not be used to elect directors.

Our Board of Directors must consist of at least three directors, such number to be determined by the Board of Directors by a majority vote of the entire Board from time to time. Shareholders may change the number of our directors only by an affirmative vote of the holders of the majority of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Our Board of Directors is divided into three classes as set out below in “Classified Board of Directors.” Each director is elected to serve until the third succeeding annual meeting after his election and until his successor shall have been elected and qualified, except in the event of his death, resignation or removal.

Shareholder Meetings

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by the Board of Directors, the Chairman of the Board or by the President. Notice of every annual and special meeting of shareholders must be given to each shareholder of record entitled to vote at least 15 but no more than 60 days before such meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

The limitation of liability and indemnification provisions in our bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change in control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our articles of incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change in control of our company or the removal of our management.

Classified Board of Directors

Our articles of incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Election and Removal of Directors

Our articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our articles of incorporation and our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our articles of incorporation and our bylaws provide that, subject to certain exceptions, our Board of Directors, our Chairman of the Board or by the President and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may not call a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Certain Business Combinations

Our articles of incorporation also prohibit us from engaging in any “business combination” with any Interested Shareholder for a period of three years following the date the shareholder became an interested shareholder, unless:

•	prior to such time, the Board of Directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; or

•
upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of Euroseas outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 51% of the outstanding voting stock that is not owned by the Interested Shareholder; or

•	the shareholder became an Interested Shareholder prior to the consummation of the initial public offering of Euroseas’ common stock under the Securities Act.

These restrictions shall not apply if:

•
A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between Euroseas and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

•
The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(a)         a merger or consolidation of Euroseas (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of Euroseas is required);

(b)         a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of Euroseas or of any direct or indirect majority-owned subsidiary of Euroseas (other than to any direct or indirect wholly-owned subsidiary or to Euroseas) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of Euroseas determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(c)         a proposed tender or exchange offer for 50% or more of the outstanding voting shares of Euroseas.

Our articles of incorporation defines a “business combination” to include:

•
Any merger or consolidation of Euroseas or any direct or indirect majority -owned subsidiary of Euroseas with (i) the Interested Shareholder or any of its affiliates, or (ii) with any other corporation, partnership, unincoporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

•
Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of Euroseas, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of Euroseas or of any direct or indirect majority-owned subsidiary of Euroseas which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of Euroseas determined on a consolidated basis or the aggregate market value of all the outstanding shares;

•
Any transaction which results in the issuance or transfer by Euroseas or by any direct or indirect majority-owned subsidiary of Euroseas of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any subsidiary, which securities were outstanding prior to the time that the Interested Shareholder become such; (ii) pursuant to a merger with a direct or indirect wholly-owned subsidiary of Euroseas solely for purposes of forming a holding company; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (iv) pursuant to an exchange offer by Euroseas to purchase shares made on the same terms to all holders of said shares; or (v) any issuance or transfer of shares by Euroseas; provided however, that in no case under items (iii)-(v) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

•
Any transaction involving Euroseas or any direct or indirect majority-owned subsidiary of Euroseas which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

•
Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of Euroseas), of any loans, advances, guarantees, pledges or other financial benefits (other that those expressly permitted above) provided by or through Euroseas or any direct or indirect majority-owned subsidiary.

Other articles of incorporation defines an “Interested Shareholder” as any person (other than Euroseas and any direct or indirect majority-owned subsidiary of Euroseas) that:

•	is the owner of 15% or more of the outstanding voting shares of Euroseas; or

•
is an affiliate of Euroseas and was the owner of 15% or more of the outstanding voting shares of Euroseas at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by Euroseas; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of Euroseas, except as a result of further Company action not caused, directly or indirectly, by such person.

Transfer Agent

The registrar and transfer agent for the common stock is American Stock Transfer & Trust Company.

Listing

Shares of our common stock are listed on the NASDAQ Global Market under the symbol “ESEA.”

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by the Company.

SEC registration fee	$233.20
Legal Fees and Expenses	50,000
NASDAQ Supplemental Listing Fee	-
Accounting Fees and Expenses	10,000
Transfer Agent Fees	-
Miscellaneous	4,766.80
Total	$65,000

MATERIAL CHANGES

There have been no material changes to the affairs of our company since the filing of our Form 20-F on April 30, 2007, which have not previously been described in a report on Form 6-K.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Republic of Marshall Islands law.

EXPERTS

The consolidated financial statements, incorporated in this Prospectus by reference from the Company's Annual Report on Form 20-F for the year ended December 31, 2006, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file, including documents referenced in this prospectus, at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the NASDAQ Global Market.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•
Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Commission on April 30, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Current Report on Form 6-K filed with the Commission on May 31, 2007, which contains the Company’s unaudited condensed financial statements for March 31, 2006 and March 31, 2007.

•	Current Report on Form 6-K filed with the Commission on May 29, 2007, which contains the results for the Company’s first quarter of 2007.

•
Current Report on Form 6-K filed with the Commission on June 29, 2007, which contains a press release by the Company relating to the signing of memoranda of agreement to purchase two container ship vessels, m/v Honor River and m/v Beauty River.

•
Current Report on Form 6-K filed with the Commission on June 29, 2007, which contains a copy of the underwriting agreement dated June 29, 2007, entered into among the Company, Oppenheimer & Co. Inc. and each of the underwriters named on Schedule A of the underwriting agreement for whom Oppenheimer & Co. Inc. is acting as representative.

•
Current Report on Form 6-K filed with the Commission on July 9, 2007, which contains a press release by the Company relating to the closing of its 5,000,000 share follow-on public offering and the full exercise of the underwriters’ over-allotment option to purchase an additional 750,000 shares at a price of $13.50 per share.

•
Current Report on Form 6-K filed with the Commission on July 18, 2007, which contains a press release by the Company relating to the Company’s declaration of a dividend of $0.25 per common share for the second quarter of 2007.

•
Current Report on Form 6-K filed with the Commission on August 14, 2007, which contains a press release by the Company relating to the delivery of two container ship vessels, m/v Honor River and m/v Beauty River.

•	Current Report on Form 6-K filed with the Commission on August 21, 2007, which contains a press release by the Company relating to its Second Quarter 2007 Results Release Date.

•
Current Report on Form 6-K filed with the Commission on August 23, 2007, which contains a press release by the Company relating to its results for the second quarter and six month period ended June 30, 2007.

•
Current Report on Form 6-K filed with the Commission on August 30, 2007, which contains a press release by the Company relating to the signing of memoranda of agreement to purchase one intermediate container ship, m/v Tiger Bridge (ex City of Hamburg).

•
Current Report on Form 6-K filed with the Commission on September 24, 2007, which contains a press release by the Company relating to its presentation at the Jefferies Fourth Annual Shipping Conference.

•	Current Report on Form 6-K filed with the Commission on October 2, 2007, which contains a press release by the Company relating to the extension of the time charter agreement of m/v Kuo Hsiung.

•
Current Report on Form 6-K filed with the Commission on October 4, 2007, which contains a press release by the Company relating to the signing of memoranda of agreement to purchase one panamax drybulk vessel, m/v Trust Jakarta (tbr m/v Ioanna P.).

•	Current Report on Form 6-K filed with the Commission on October 9, 2007, which contains a press release by the Company relating to the delivery of one intermediate container vessel, m/v Tiger Bridge).

•	Current Report on Form 6-K filed with the Commission on October 9, 2007, which contains a press release by the Company relating to its presentation at the Oppenheimer Hidden Gems 1x1 Event.

•
Current Report on Form 6-K filed with the Commission on October 18, 2007, which contains a press release by the Company relating to the Company’s declaration of a dividend of $0.29 per common share for the third quarter of 2007.

•
Prospectus Supplement on Form 424(b)(5) filed with the Commission on October 30, 2007 relating to a public offering of 5,000,000 shares of the Company’s common stock under the Company’s effective shelf registration statement and 750,000 shares of one of the Company’s shareholders.

•
Current Report on Form 6-K filed with the Commission on October 30, 2007, which contains a press release by the Company relating to a public offering of 5,000,000 shares of the Company’s common stock under the Company’s effective shelf registration statement and 750,000 shares of one of the Company’s shareholders.

•
Current Report on Form 6-K filed with the Commission on November 2, 2007, which contains a press release by the Company relating to the delivery of one panamax drybulk vessel, m/v Trust Jakarta (tbr m/v Ioanna P.).

•
Current Report on Form 6-K filed with the Commission on November 7, 2007, which attaches (i) an Underwriting Agreement dated November 6, 2007 entered into among the Company, Wachovia Capital Markets, LLC, Oppenheimer & Co. Inc. and Friends Investment Company Inc. and (ii) a list of subsidiaries of the Company.

•
Prospectus Supplement on Form 424(b)(5) filed with the Commission on November 7, 2007 relating to a public offering of 5,825,000 shares of the Company’s common stock under the Company’s effective shelf registration statement and 500,000 shares of one of the Company’s shareholders.

•
Current Report on Form 6-K filed with the Commission on November 7, 2007, which contains a press release by the Company relating to the pricing of the Company’s public offering of 6,325,000 shares of common stock, including 500,000 secondary shares offered by one of Euroseas’ shareholders at a price to the public of $17.00 per share.

•
Current Report on Form 6-K filed with the Commission on November 9, 2007, which contains a press release by the Company relating to the closing of the Company’s public offering of 6,325,000 shares of the Company’s common stock, including 500,000 shares offered by one of Euroseas’ shareholders, at a price of $17.00 per share.

•
Current Report on Form 6-K filed with the Commission on November 27, 2007, which contains a press release by the Company relating to the release of the Company’s third quarter and nine month results for the period ended September 30, 2007, on Thursday, November 29, 2007, after the market close in New York.

•
Current Report on Form 6-K filed with the Commission on November 29, 2007, which contains a press release by the Company relating to the Company’s announcement of its third quarter and nine month results for the period ended September 30, 2007.

•
Current Report on Form 6-K filed with the Commission on December 3, 2007, which contains a press release by the Company relating to the Company’s announcement of its third quarter and nine month results for the period ended September 30, 2007.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Euroseas Ltd.
Aethrion Center
40 Ag. Konstantinou Street
151 24 Maroussi, Greece
011 30 211 1804005

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Company upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Company will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Company are incorporated herein by reference:

•
Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Commission on April 30, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Current Report on Form 6-K filed with the Commission on May 31, 2007, which contains the Company’s unaudited condensed financial statements for March 31, 2006 and March 31, 2007.

•	Current Report on Form 6-K filed with the Commission on May 29, 2007, which contains the results for the Company’s first quarter of 2007.

•
Current Report on Form 6-K filed with the Commission on June 29, 2007, which contains a press release by the Company relating to the signing of memoranda of agreement to purchase two container ship vessels, m/v Honor River and m/v Beauty River.

•
Current Report on Form 6-K filed with the Commission on June 29, 2007, which contains a copy of the underwriting agreement dated June 29, 2007, entered into among the Company, Oppenheimer & Co. Inc. and each of the underwriters named on Schedule A of the underwriting agreement for whom Oppenheimer & Co. Inc. is acting as representative.

•
Current Report on Form 6-K filed with the Commission on July 9, 2007, which contains a press release by the Company relating to the closing of its 5,000,000 share follow-on public offering and the full exercise of the underwriters’ over-allotment option to purchase an additional 750,000 shares at a price of $13.50 per share.

•
Current Report on Form 6-K filed with the Commission on July 18, 2007, which contains a press release by the Company relating to the Company’s declaration of a dividend of $0.25 per common share for the second quarter of 2007.

•
Current Report on Form 6-K filed with the Commission on August 14, 2007, which contains a press release by the Company relating to the delivery of two container ship vessels, m/v Honor River and m/v Beauty River.

•	Current Report on Form 6-K filed with the Commission on August 21, 2007, which contains a press release by the Company relating to its Second Quarter 2007 Results Release Date.

•
Current Report on Form 6-K filed with the Commission on August 23, 2007, which contains a press release by the Company relating to its results for the second quarter and six month period ended June 30, 2007.

•
Current Report on Form 6-K filed with the Commission on August 30, 2007, which contains a press release by the Company relating to the signing of memoranda of agreement to purchase one intermediate container ship, m/v Tiger Bridge (ex City of Hamburg).

•
Current Report on Form 6-K filed with the Commission on September 24, 2007, which contains a press release by the Company relating to its presentation at the Jefferies Fourth Annual Shipping Conference.

•	Current Report on Form 6-K filed with the Commission on October 2, 2007, which contains a press release by the Company relating to the extension of the time charter agreement of m/v Kuo Hsiung.

•
Current Report on Form 6-K filed with the Commission on October 4, 2007, which contains a press release by the Company relating to the signing of memoranda of agreement to purchase one panamax drybulk vessel, m/v Trust Jakarta (tbr m/v Ioanna P.).

•	Current Report on Form 6-K filed with the Commission on October 9, 2007, which contains a press release by the Company relating to the delivery of one intermediate container vessel, m/v Tiger Bridge).

•	Current Report on Form 6-K filed with the Commission on October 9, 2007, which contains a press release by the Company relating to its presentation at the Oppenheimer Hidden Gems 1x1 Event.

•
Current Report on Form 6-K filed with the Commission on October 18, 2007, which contains a press release by the Company relating to the Company’s declaration of a dividend of $0.29 per common share for the third quarter of 2007.

•
Prospectus Supplement on Form 424(b)(5) filed with the Commission on October 30, 2007 relating to a public offering of 5,000,000 shares of the Company’s common stock under the Company’s effective shelf registration statement and 750,000 shares of one of the Company’s shareholders.

•
Current Report on Form 6-K filed with the Commission on October 30, 2007, which contains a press release by the Company relating to a public offering of 5,000,000 shares of the Company’s common stock under the Company’s effective shelf registration statement and 750,000 shares of one of the Company’s shareholders.

•
Current Report on Form 6-K filed with the Commission on November 2, 2007, which contains a press release by the Company relating to the delivery of one panamax drybulk vessel, m/v Trust Jakarta (tbr m/v Ioanna P.).

•
Current Report on Form 6-K filed with the Commission on November 7, 2007, which attaches (i) an Underwriting Agreement dated November 6, 2007 entered into among the Company, Wachovia Capital Markets, LLC, Oppenheimer & Co. Inc. and Friends Investment Company Inc. and (ii) a list of subsidiaries of the Company.

•
Prospectus Supplement on Form 424(b)(5) filed with the Commission on November 7, 2007 relating to a public offering of 5,825,000 shares of the Company’s common stock under the Company’s effective shelf registration statement and 500,000 shares of one of the Company’s shareholders.

•
Current Report on Form 6-K filed with the Commission on November 7, 2007, which contains a press release by the Company relating to the pricing of the Company’s public offering of 6,325,000 shares of common stock, including 500,000 secondary shares offered by one of Euroseas’ shareholders at a price to the public of $17.00 per share.

•
Current Report on Form 6-K filed with the Commission on November 9, 2007, which contains a press release by the Company relating to the closing of the Company’s public offering of 6,325,000 shares of the Company’s common stock, including 500,000 shares offered by one of Euroseas’ shareholders, at a price of $17.00 per share.

•
Current Report on Form 6-K filed with the Commission on November 27, 2007, which contains a press release by the Company relating to the release of the Company’s third quarter and nine month results for the period ended September 30, 2007, on Thursday, November 29, 2007, after the market close in New York.

•
Current Report on Form 6-K filed with the Commission on November 29, 2007, which contains a press release by the Company relating to the Company’s announcement of its third quarter and nine month results for the period ended September 30, 2007.

•
Current Report on Form 6-K filed with the Commission on December 3, 2007, which contains a press release by the Company relating to the Company’s announcement of its third quarter and nine month results for the period ended September 30, 2007.

•
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The bylaws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The bylaws further provide that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Registrant would have the power to indemnify such person against such liability by law or under the provisions of these bylaws.

Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1)           Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)           Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)          When director or officer is successful. To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)           Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)           Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)           Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)           Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

4.1	Articles of Incorporation of the Company**
4.2	Amendment to Articles of Incorporation of the Company***
4.2	Bylaws of the Company**
4.3	Specimen Common Share Certificate****
4.5	Equity Incentive Plan dated October 25, 2007*
4.6	Form of Restricted Stock Award Agreement*
5.1	Opinion of Seward & Kissel LLP, Marshall Islands Counsel to the Company, as to the validity of the common shares*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Seward & Kissel LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page hereto)

	*	Filed herewith
	**	Filed as an Exhibit to the Company's Registration Statement on Form F-1 (File No. 333-129145) on October 20, 2005
	***	Filed as an Exhibit to the Company's Registration Statement on Form F-1 (File No. 333-138780) on November 16, 2006
	****	Filed as an Exhibit to the Company's Amended Registration Statement (File No. 333-129145) on January 10, 2007

ITEM 9.  UNDERTAKINGS.

1.	The undersigned registrant hereby undertakes:
	(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
		(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maroussi, Country of Greece on December 17, 2007.

EUROSEAS LTD.

By:	/s/ Aristides J. Pittas
Aristides J. Pittas Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Aristides J. Pittas, Lawrence Rutkowski, Craig Sklar, Kassandra Savicki and Amanda K. Brown his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute,

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on December 17, 2007 in the capacities indicated.

Signature	Title
/s/ Aristides J. Pittas	Chairman of the Board of Directors, President and Chief Executive Officer; Class A Director
Aristides J. Pittas

/s/ Dr. Anastasios Aslidis	Chief Financial Officer; Class A Director
Dr. Anastasios Aslidis

/s/ Aristides P. Pittas	Vice Chairman; Class A Director
Aristides P. Pittas

Stephania Karmiri	Secretary
Stephania Karmiri

/s/ Panagiotis Kyriakopoulos	Class B Director
Panagiotis Kyriakopoulos

/s/ George Skarvelis	Class B Director
George Skarvelis

/s/ George Taniskidis	Class C Director
George Taniskidis

/s/ Gerald Turner	Class C Director
Gerald Turner